Exhibit 10.3

NTN BUZZTIME, INC.

SEPARATION AGREEMENT & GENERAL RELEASE

In consideration of the terms and conditions contained in this SEPARATION AGREEMENT & GENERAL RELEASE (this "Agreement"), the value and adequacy of which I acknowledge, I, Kirk Nagamine, hereby agree as follows:

1.                  I acknowledge and agree that my employment with NTN BUZZTIME, INC. (the “Company") will end effective October 1, 2014.

2.                  I acknowledge and agree I have received a final paycheck for all wages due, including all accrued vacation, if any, through October 1, 2014.

3.                  The total aggregate consideration to be provided to me by the Company in connection with this Agreement is payment to me consisting of four (4) months’ pay at my regular rate (the “Severance Payment”). The Severance Payment will be subject to normal deductions for employment taxes and other required withholdings. The Severance Payment will be paid to me in accordance with the regular payroll practices of the Company following the Effective Date as that term is defined in paragraph 10 below. The Company will also reimburse me for EITHER the full payment of COBRA expenses equal to my existing level of coverage up to and including February 28, 2015, OR pay me the cash equivalent of $6,487.00 in a lump sum of which I will submit my preference in writing as an accompaniment to the signed Agreement. I acknowledge that the Company will have no obligations to me whatsoever other than those set forth herein or to which I already have a vested interest due to my employment.

4.                  I, for myself and my heirs, agents, assigns, executors, successors and each of them, hereby release the Company, as well as its affiliates, parents, subsidiaries, successors and assigns, and each of their officers, directors, employees, agents and insurers (hereafter collectively, the "Released Parties"), from any and all legal claims and causes of action whether accrued or unaccrued, whether known or unknown, whether statutory, common law, or otherwise, arising at any time, up to and including, the date of this Agreement, that I may have against any of the Released Parties, including, without limitation, all claims arising from or relating to my employment with the Company, the terms and conditions of such employment, my separation of employment and the manner thereof, or any restrictions, express or implied, on the right of my employer to terminate my employment, and any actions contemplated or authorized by this Agreement. Such released claims shall include, without limitation, and only by way of example, all claims of discrimination based upon any protected characteristic (e.g. age, race, sex, national origin, religion, disability, and veteran’s status), including, without limitation, all claims arising under federal or state law, and all claims arising under the California Labor Code, to the extent that the release of such claims is permissible by law. I further understand that nothing in this Agreement affects my right to indemnification pursuant to California Labor Code section 2802, or my right to file a claim or charge with a governmental agency as may be permitted by law.

1

5.                  I acknowledge and agree: (a) that the foregoing release-of-claims provision applies not only to claims covered by this provision that are presently known, suspected, or disclosed to me, but also to claims covered by the provision that are presently unknown, unsuspected, or undisclosed to me; and (b) that I am aware of the provisions of Section 1542 of the California Civil Code ("Code") regarding the effect of this Agreement on the release of unknown, unsuspected, and undisclosed claims, and freely, voluntarily, and knowingly waive Section 1542 of the Code. Section 1542 of the Code provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

6.                  I understand and agree that the terms of this Agreement, including the Severance Payment due to me will be confidential and will not be divulged to any third party other than my attorney(s), accountant(s), or spouse, if any, without the prior consent of the Company, or except as required by law.

7.                  I agree I will not make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or criticize the Company or its officers, directors and employees, including their personal and/or business reputations, practices or conduct.

8.                  In response to inquiries about my employment, the Company will endeavor to direct such inquiries to Human Resources or an appropriate designee, and will only provide the dates of employment and position held.

9.                  I acknowledge and agree this Agreement is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, concerning this subject matter. I acknowledge and understand my continuing obligations pursuant to that certain Confidentiality and Inventions Agreement entered into by and between me and the Company, which I executed on April 14, 2013, and agree such continuing obligations will survive after execution of this Agreement.

10.              I acknowledge that the Company has advised me to review this Agreement (and the accompanying attachments) with an attorney before signing it, and that I have carefully read and fully understand this entire Agreement, and am entering into this Agreement voluntarily. I understand that I have twenty-one (21) days from the date of receipt of this Agreement to consider this Agreement before signing it. Should I decide not to use the entire twenty-one (21) days, I knowingly and voluntarily waive any claim that I was not in fact given that period of time or did not use the entire 21 days to consult an attorney and/or consider this Agreement. I will have seven (7) days following the signing of this Agreement to revoke it. Any revocation of this Agreement must be in writing addressed to and received by Human Resources no later than 5:00 p.m. on the seventh day after I sign it. If I revoke this Agreement, I will not receive any of the severance benefits described in this Agreement. This Agreement shall not be effective or enforceable until this revocation period has expired (the “Effective Date”). This Agreement does not waive or release any rights or claims I may have under the Age Discrimination in Employment Act that arise after execution of this Agreement.

2

11.              If any part of this Agreement shall become illegal, ineffective or unenforceable, the remainder of this Agreement shall not be affected and the parties shall be bound by the remainder of the Agreement as if the illegal, ineffective or unenforceable part had never been inserted. This Agreement will be interpreted pursuant to the laws of the State of California.

IN WITNESS WHEREOF, I have executed this Agreement as of the date set forth below and have acknowledged that I executed the same as my own free act and deed.

DATED:	October 6, 2014	/s/ Kirk Nagamine
Kirk Nagamine

AGREED & ACCEPTED:

DATED:	October 6, 2014	NTN BUZZTIME, INC.

/s/ Ram Krishnan
By: Ram Krishnan
Title: Chief Executive Officer

3